Exhibit 99.1

FOR IMMEDIATE RELEASE

CORE LAB ANNOUNCES PRIVATE PLACEMENT OF $60 MILLION IN SENIOR NOTES

AMSTERDAM (16 October 2020) - Core Laboratories N.V. (NYSE: "CLB US" and Euronext Amsterdam: "CLB NA") ("Core", "Core Lab", or the "Company") announced the Company, through its subsidiary, Core Laboratories (U.S.) Interests Holdings, Inc. (the “Issuer”), completed a private placement of $60 million in aggregate principal amount of the Issuer's senior notes. The note purchase agreement was signed on 16 October 2020, and the notes will be funded at closing scheduled for 12 January 2021. The notes will be issued in two tranches, with $45 million due 12 January 2026 (the “2026 Notes”) at an interest rate of 4.09% and $15 million due 12 January 2028 (the “2028” Notes) at an interest rate of 4.38%. Interest on the 2026 Notes and the 2028 Notes (collectively, the “Notes”) is payable semi-annually on June 30 and December 30 of each year, commencing June 30, 2021. The Notes were issued in a private transaction and will not be subject to the registration requirements of the Securities Act of 1933, as amended. The Notes are guaranteed by the Company and certain of its subsidiaries. The Company intends to use the net proceeds of the offering to reduce the Company's current balance under the existing credit facility.

The Notes are senior unsecured obligations and rank equal in right of payment to all of the Company's existing and future senior indebtedness; senior in right of payment to any future subordinated indebtedness; and effectively junior to the Company's future secured indebtedness, if any. The Notes are structurally subordinated to all existing and future indebtedness and all other obligations of its subsidiaries. The Company may redeem, at its option, all or part of the Notes at any time prior to maturity at the applicable make-whole redemption prices plus accrued and unpaid interest to the date of redemption. The terms of the Notes are governed by a Note Purchase Agreement dated as of 16 October 2020 (the “Agreement”), between the Company, the Issuer, and the purchasers of the Notes. The Agreement contains certain covenants, including limitations on liens and asset sales. The Agreement also requires the Company to maintain certain financial covenants, which have been aligned with the Company’s existing credit facility, including:

•	To maintain a Coverage Ratio (as defined in the Agreement);
•	To not exceed a Leverage Ratio (as defined in the Agreement); and
•	To not allow Priority Indebtedness (as defined in the Agreement) to exceed 15% of Consolidated Total Assets (as defined in the Agreement).

Core Laboratories N.V. is a leading provider of proprietary and patented reservoir description and production enhancement services and products used to optimize petroleum reservoir performance. The Company has over 70 offices in more than 50 countries and is located in every major oil-producing province in the world.

This release, as well as other statements we make, includes forward-looking statements regarding the future revenue, profitability, business strategies and developments of the Company made in reliance upon the safe harbor provisions of Federal securities law. The Company's outlook is subject to various important cautionary factors, including risks and uncertainties related to the oil and natural gas industry, business conditions, international markets, international political climates and other factors as more fully described in the Company's most recent Forms 10-K, 10-Q and 8-K filed with or furnished to the U.S. Securities and Exchange Commission. These important factors could cause the Company's actual results to differ materially from those described in these forward-looking statements. Such statements are based on current expectations of the Company's performance and are subject to a variety of factors, some of which are not under the control of the Company. Because the information herein is based solely on data currently available, and because it is subject to change as a result of changes in conditions over which the Company has no control or influence, such forward-looking statements should not be viewed as assurance regarding the Company's future performance. The Company undertakes no obligation to publicly update or revise any forward-looking statement to reflect events or circumstances that may arise after the date of this press release, except as required by law.

Visit the Company's website at www.corelab.com. Connect with Core Lab on Facebook, LinkedIn and YouTube.

For more information, contact:

Gwen Schreffler - SVP Corporate Development and Investor Relations, +1 713 328 6210

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